Benton-Franklin Council Of Governments

1622 Terminal Drive
P.O. Box 217
Richland, WA 99352

Phone : (509) 943-9185
Fax: (509) 943-6756
Website: www.benton-franklin.cog.wa.us

September 26, 2007

Mr. Jonathan Hunt
Chief Financial Officer
Isoray Medical, Inc.
350 Hills Street, Suite 106
Richland, WA 99352

Dear Mr. Hunt:

This letter is to verify that the Benton-Franklin Economic Development District (BFEDD) temporarily waives the restrictive covenants of the BFEDD Economic Development Loan Agreement regarding working capital; levels of long-term debt to equity; purchase of fixed assets; payment of compensation to officers and directors; payment of dividends and annual dollar limit of lease payments.

This waiver is for the Isoray fiscal year ending June 30, 2008, and does not change any requirements of the Loan Agreement.

Sincerely,

Gwen Luper
Executive Director